Exhibit 99.1

NEWS RELEASE
Lakes Entertainment, Inc.
130 Cheshire Lane
Minnetonka, MN 55305
952-449-9092
952-449-9353 (fax)
www.lakesentertainment.com
(LACO)
FOR FURTHER INFORMATION CONTACT:
Timothy J. Cope 952-449-7030
FOR IMMEDIATE RELEASE:
Friday, August 4, 2006
LAKES ENTERTAINMENT, INC. ANNOUNCES
RESULTS FOR SECOND QUARTER 2006
MINNEAPOLIS, August 4, 2006 - Lakes Entertainment, Inc. (NASDAQ: LACO) today announced results for the second quarter ended July 2, 2006. Revenue for the three months ended July 2, 2006 totaled $11.2 million compared to $6.6 million for the three months ended July 3, 2005. Earnings from operations were $15.5 million for the second quarter of 2006 compared to a loss from operations of $5.8 million for the second quarter of 2005. Net earnings for the quarter ended July 2, 2006 were $3.2 million and basic and diluted earnings were $0.14 per share and $0.13 per share, respectively. This compares with a net loss of $5.7 million, and basic and diluted losses of $0.25 per share in the prior year period.
Revenues for both quarters were derived from the operations of Lakes’ majority-owned subsidiary, WPT Enterprises, Inc. (“WPTE”), primarily from television license fees related to the World Poker Tour® television series (“WPT”). The increase in revenues was primarily the result of the delivery of ten WPT episodes versus the delivery of eight WPT episodes in the same period in 2005, and the delivery of nine Professional Poker Tour® (“PPT”) episodes during the second quarter of 2006, versus no episodes of the PPT delivered in the same period in 2005. During the first quarter of 2006, WPTE and the Travel Channel entered into an agreement to air WPTE’s PPT television series. The PPT features a series of invitation-only tournaments that are limited to the highest-ranked players in the world. The PPT began airing in July of 2006.

Net unrealized gains on notes receivable were $17.6 million for the three months ended July 2, 2006, compared to net unrealized losses on notes receivable of $1.0 million for the three months ended July 3, 2005. These amounts related to the adjustment to estimated fair value of the Company’s notes receivable from Indian tribes. The increase in unrealized gains was primarily due to the increased fair value of notes receivable related to the casino development project with the Pokagon Band of Potawatomi Indians (“Pokagon Band”) in New Buffalo, Michigan. This increase was partially due to favorable events occurring during the second quarter of 2006, which increased the estimated probability of opening for this project. Specifically, during June of 2006, an affiliate of the Pokagon Band closed on a $305 million senior note financing in addition to a $75 million commitment for furniture, fixtures and equipment to fund the Four Winds Casino project in New Buffalo Township, Michigan. The closing of financing triggered a retroactive interest rate adjustment on the Pokagon Band loans, payable to Lakes, which required the recalculation of interest cost as if a fixed rate had been in effect for the entire period the loans were outstanding. This fixed interest rate of nine percent was included as part of the fair value calculation related to the notes receivable from the Pokagon Band as of July 2, 2006 and also contributed to the increase in fair value of those notes receivable during the current year quarter. Construction on this project also began during June of 2006. As a result, unrealized gains on notes receivable associated with the Pokagon Band project during the second quarter of 2006 were $12.4 million compared to $0.2 million for the prior year quarter.
The remainder of the increase in net unrealized gains on notes receivable related primarily to the Kickapoo Traditional Tribe of Texas (“Kickapoo Tribe”) project. The Kickapoo Tribe and Lakes terminated their business relationship during 2005. However, during the second quarter of 2006, Lakes received releases from various vendors for $2.8 million of related liabilities previously recorded on Lakes’ books. During the second quarter of 2005, unrealized losses on notes receivable related to the Kickapoo Tribe project were $1.3 million.
Selling, general and administrative expenses were $8.8 million for the second quarter of 2006, compared to $7.0 million for the second quarter of 2005. The increase of approximately $1.8 million was primarily due to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee and director stock options and stock purchases based on estimated fair values. For the three months ended July 2, 2006, share-based compensation expense recognized under SFAS 123(R) was approximately $1.4 million, of which approximately $0.7 million related to WPTE and $0.7 million related to Lakes. Under the previous accounting methodology, there was no share-based compensation expense recognized related to employee and director stock options and stock purchases during the three months ended July 3, 2005. The remaining increase in selling, general and administrative expenses in the second quarter of 2006 as compared to the second quarter of 2005 was due primarily to additional headcount related costs.

The increase in the income tax provision of $3.5 million for the three months ended July 2, 2006, compared to the three months ended July 3, 2005, was due primarily to the previously disclosed Internal Revenue Service examination of Lakes' income tax returns.
WPTE’s production costs decreased to $4.2 million in the second quarter of 2006 from $4.4 million in the second quarter of 2005. The decrease was primarily due to lower recognized PPT production costs, as WPTE began capitalizing these costs in the first quarter of 2006, upon reaching a distribution agreement with the Travel Channel, versus previously expensing them during 2005. During the second quarter, production costs associated with the PPT were $0.9 million compared to $1.5 million in the prior year quarter. Additionally, a decrease of $0.5 million in non-cash compensation expense related to consultant stock options contributed to the favorable variance. The favorable variance was partially offset by $0.4 million in online gaming costs during the second quarter of 2006 compared to no costs in the same period in the prior year, and higher costs related to the delivery of additional episodes of the WPT series in the second quarter of 2006 compared to the 2005 period.
Net other expense was $7.5 million in the second quarter of 2006 compared to other income of $0.4 million in the second quarter of 2005. The fluctuation in the second quarter of 2006 related primarily to a loss on extinguishment of debt of $6.8 million related to the payoff of a financing facility with an affiliate of Prentice Capital Management, LP (“Prentice”) during June of 2006, with a then outstanding principal amount of $25 million.
During June of 2006, Lakes, through a wholly-owned subsidiary, closed on a $105 million credit agreement with Bank of America, N.A. (“BofA”) as Administrative Agent. Banc of America Securities, LLC served as sole lead arranger and sole book manager for the transaction. Approximately $25 million of the proceeds from the BofA credit agreement were used to repay the Prentice financing facility, and approximately $22.5 million was used to fund Lakes’ remaining obligation to the Pokagon Band. The remaining proceeds will be used for, among other things, funding the interest reserve under the BofA credit agreement, for Lakes’ other casino development projects and for working capital purposes. All funds drawn under the BofA credit agreement bear interest at the rate of LIBOR plus 6.25% per annum (subject to change pursuant to the terms of the BofA credit agreement), are due and payable on the fourth anniversary of the closing and are secured by substantially all of the material assets of Lakes. A condition of the BofA $105 million financing requires Lakes to maintain an interest rate swap agreement. As a result, the interest rate on the $105 million will be fixed at 11.9% for the first 18 months. As a result of repaying the Prentice financing facility in full without any additional draws, 1.25 million warrants to purchase Lakes’ common stock issued to Prentice will remain outstanding and exercisable and approximately 3.21 million warrants issued to Prentice will lapse and not become exercisable.
Tim Cope, President and CFO of Lakes, stated “Construction has started at the Four Winds Casino and we are currently managing the Cimarron Casino in Oklahoma. While the funds provided by the $105 million credit agreement with BofA allow us to move forward with our various other casino development projects, we expect to require additional financing during fiscal 2007 to meet our operational and development needs. Therefore, we will explore additional financing alternatives as needed.”
Lyle Berman, Chief Executive Officer of Lakes, stated “The second quarter of 2006 was positive for Lakes. We are very pleased for the Pokagon Band as the financing for the Pokagon project was finalized during the second quarter and construction on this project is underway with an expected casino opening date of August 2007.” Mr. Berman continued, “Also during the second quarter, we received notification from the National Indian Gaming Commission that it had approved Lakes’ management agreement with the Iowa Tribe of Oklahoma to refurbish and manage the Cimarron Casino project on the Iowa Tribe’s land in Perkins, Oklahoma. We continue to focus on our remaining Indian-owned casino projects and are working to obtain all necessary approvals so that construction can begin at the earliest possible date.”
About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management agreements with five separate Tribes for new casino operations in Michigan, California, and Oklahoma, a total of eight separate casino sites. In addition, Lakes has announced plans to develop a company owned casino resort project in Vicksburg, Mississippi. The Company also owns approximately 61% of WPT Enterprises, Inc. (Nasdaq “WPTE”), a separate publicly held media and entertainment company principally engaged in the development, production and marketing of gaming themed televised programming including the World Poker Tour television series, the licensing and sale of branded products and the sale of corporate sponsorships.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, need for current financing to meet Lakes’ operational and development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; and the fact that the WPTE shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPTE common stock. There are also risks and uncertainties relating to WPTE that may have a material effect on the Company’s consolidated results of operations or the market value of the WPTE shares held by the Company, including WPTE’s significant dependence on the Travel Channel as a source of revenue; the potential that WPTE’s television programming will fail to maintain a sufficient audience; difficulty of predicting the growth of WPTE’s online casino business, which is a relatively new industry with an increasing number of market entrants; the increased time, cost and expense of developing and maintaining WPTE’s own online gaming software; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review the Company’s filings with the Securities and Exchange Commission.

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
July 2, 2006 and January 1, 2006
(In thousands)

	July 2, 2006	January 1, 2006
	(Unaudited)

Assets
Current Assets:
Cash and cash equivalents	$37,377	$9,912
(balance includes $6.6 million and $1.7 million of WPT Enterprises, Inc. cash)
Short-term investments	44,311	26,735
(balance includes $30.5 million and $26.7 million of WPT Enterprises, Inc. short-term investments)
Accounts receivable, net of allowance of $0.0 million and $0.1 million	1,951	3,072
Prepaid expenses	600	614
Other current assets	1,325	1,810

Total current assets	85,564	42,143

Property and equipment, net	15,209	13,451
Long-term assets related to Indian casino projects:
Notes receivable from Indian tribes	139,913	87,062
Land held for development	16,197	16,248
Intangible assets related to acquisition of management contracts, net	53,103	46,088
Other	5,174	3,360

Total long-term assets related to Indian casino projects	214,387	152,758
Other assets:
Restricted cash	19,535	249
Investments	4,576	10,640
Deferred tax asset	4,540	6,852
Debt issuance costs	2,212	19
Other long-term assets	4,939	4,498

Total other assets	35,802	22,258

Total Assets	$350,962	$230,610

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$5,989	$8,394
Income taxes payable	13,575	10,933
Accrued payroll and related costs	1,816	1,125
Deferred revenue	3,351	5,150
Other accrued expenses	2,191	2,159

Total current liabilities	26,922	27,761

Long-term debt, related party	—	10,000
Long-term debt, other, net of unamortized discount of $1.0 million	104,117	—

Total Liabilities	131,039	37,761

Commitments and Contingencies
Minority interest in subsidiary	16,400	14,466

Shareholders’ Equity:
Series A preferred stock, $.01 par value; authorized 7,500 shares; 4,458 and 0 issued and outstanding at July 2, 2006 and January 1, 2006, respectively	45	—
Common stock, $.01 par value; authorized 200,000 shares; 22,875 and 22,300 common shares issued and outstanding at July 2, 2006, and January 1, 2006, respectively	229	223
Additional paid-in capital	170,720	154,301
Retained earnings	28,342	13,410
Accumulated other comprehensive earnings	4,187	10,449

Total shareholders’ equity	203,523	178,383

Total Liabilities and Shareholders’ Equity	$350,962	$230,610

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Loss) and Comprehensive Earnings (Loss)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 2, 2006	July 3, 2005	July 2, 2006	July 3, 2005
Revenues:
License fee income	$8,750	$5,341	$13,426	$8,804
Host fees, sponsorship and other	2,470	1,260	4,424	1,901

Total Revenues	11,220	6,601	17,850	10,705

Costs and Expenses:
Selling, general and administrative	8,833	6,970	18,015	13,435
Production costs	4,176	4,377	6,596	7,564
Depreciation and amortization	315	113	584	204

Total Costs and Expenses	13,324	11,460	25,195	21,203

Net unrealized gains (losses) on notes receivable	17,647	(956)	33,123	1,880

Earnings (Loss) From Operations	15,543	(5,815)	25,778	(8,618)

Other Income (Expense):
Interest income	657	364	1,090	814
Interest expense, related party	—	—	(137)	—
Interest expense, other	(1,303)	—	(1,834)	—
Loss on extinguishment of debt	(6,821)	—	(6,821)	—
Realized gain on sale of investment	—	—	5,675	—
Other	(10)	—	76	—

Total other income (expense), net	(7,477)	364	(1,951)	814

Earnings (loss) before income taxes, equity in earnings of unconsolidated investees and minority interest in net earnings (loss) of subsidiary	8,066	(5,451)	23,827	(7,804)
Income taxes	3,837	352	6,547	707

Earnings (loss) before equity in earnings of unconsolidated investees and minority interest in net earnings (loss) of subsidiary	4,229	(5,803)	17,280	(8,511)
Equity in earnings of investees, net of tax	—	(7)	—	6
Minority interest in net (earnings) loss of subsidiary	(981)	159	(2,348)	735

Net earnings (loss)	$3,248	($5,651)	$14,932	($7,770)

Earnings (loss) per share - basic	$0.14	($0.25)	$0.66	($0.35)

Earnings (loss) per share - diluted	$0.13	($0.25)	$0.61	($0.35)

Weighted average common shares outstanding - basic	22,875	22,300	22,642	22,289

Dilutive effect of common stock equivalents	2,041	—	1,862	—

Weighted average common shares outstanding - diluted	24,916	22,300	24,504	22,289